Exhibit 99.1

Epizyme Provides Business Update and Reports Fourth Quarter and Full Year 2018 Financial Results

Two Successive Tazemetostat NDA Submissions for Epithelioid Sarcoma and Follicular Lymphoma on Track for 2019

Productive FDA Meeting Supports Planned Accelerated Approval Submission for Relapsed/Refractory Follicular Lymphoma Patients with or without EZH2 Mutations

Operating Runway into Second Quarter of 2020

Conference Call to be Held Today, Feb. 26 at 8:30 a.m. ET

CAMBRIDGE, Mass., Feb. 26, 2019 – Epizyme, Inc. (Nasdaq: EPZM), a late-stage company developing novel epigenetic therapies, today provided business and pipeline updates and reported fourth quarter and full year 2018 financial results.

“We made tremendous progress last year, leading into what is poised to be one of our most meaningful and value-creating years as a company in 2019, with two successive NDA submissions planned for tazemetostat and a robust clinical expansion strategy,” said Robert Bazemore, president and chief executive officer of Epizyme. “Following our meeting with FDA late last year, we are confident in the submission path for accelerated approval for all patients with follicular lymphoma, regardless of EZH2 mutation status, who have been previously treated with two or more therapies. We believe tazemetostat, based on its ongoing safety and efficacy data, would be well-suited to address the unmet need and treatment goals for patients with this indolent disease. Our first NDA submission for tazemetostat for epithelioid sarcoma remains on track to be submitted in the second quarter, and if successful, would make tazemetostat the first commercially available EZH2 inhibitor and the first treatment specifically indicated for epithelioid sarcoma patients. We look forward to submitting both regulatory applications so that we may bring tazemetostat to patients who need it.”

2019 Tazemetostat Program Outlook

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Tazemetostat NDA Submission for Epithelioid Sarcoma (ES) on Track for Second Quarter: Epizyme is well underway with its preparations to submit its New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for accelerated approval of tazemetostat for patients with ES in the second quarter of 2019 based on the ongoing Phase 2 study. ES is an ultra-rare and difficult-to-treat sarcoma with no specifically indicated FDA-approved therapies today. If approved, tazemetostat could be the first treatment specifically indicated for patients with ES and could enhance regulatory efficiencies of future tazemetostat submissions for additional indications. The company anticipates reporting updated data from the Phase 2 study at a medical meeting in mid-2019.

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NDA Submission Planned for Fourth Quarter for All-Comer Follicular Lymphoma (FL) Population Based on Fully Enrolled Study: In late 2018, Epizyme met with the FDA to review its planned registration strategy for tazemetostat for patients with FL who have been previously treated with two or more systemic therapies. Based on this interaction, the company has identified a path to a submission for accelerated approval for FL patients with EZH2 activating mutations and those with wildtype EZH2, based on the ongoing, fully enrolled Phase 2 study. The company anticipates reporting updated data from the study at a medical meeting in mid-2019 and submitting an NDA for accelerated approval for this patient population in the fourth quarter of 2019.

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Plans Established to Expand Tazemetostat into Earlier FL Treatment Settings: Epizyme is planning to initiate a combination study in mid-2019 of tazemetostat with the chemo-free treatment regimen “R2” (Revlimid® plus Rituxan®) for the treatment of patients with relapsed/refractory FL who have received at least one prior therapy. The company is also finalizing plans for a trial of tazemetostat in combination with Rituxan for the treatment of patients with relapsed/refractory FL. Further, Epizyme is exploring the opportunity to expand the combination assessment of tazemetostat with R-CHOP into front-line, high-risk patients with FL.

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Studies in Prostate Cancer and Platinum-Resistant Solid Tumors to Begin in 2019: Based on strong scientific rationale, as well as research and biomarker data, Epizyme anticipates initiating a combination study in patients with castration-resistant prostate cancer in mid-2019, followed by a combination study with a PARP inhibitor in patients with platinum-resistant solid tumors, such as small-cell lung cancer, triple-negative breast cancer and ovarian cancer, in the second half of 2019.

Pipeline Progress

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EZM8266 on Track to Begin Clinical Development: Following the completion of IND-enabling studies, the company is on track to begin clinical development of its first-in-class G9a inhibitor, EZM8266, for the treatment of sickle cell disease in the second half of 2019 with a dose-finding and safety study.

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Two Research Programs to Be Advanced under Boehringer Ingelheim Collaboration: In November 2018, Epizyme entered a strategic collaboration with Boehringer Ingelheim focused on the research, development and commercialization of novel small molecule inhibitors directed toward two previously unaddressed epigenetic targets as potential therapies for people with cancer. Specifically, these targets are enzymes within the helicase and histone acetyltransferase (HAT) families. The company received an upfront payment of $15 million and will receive an additional $5 million in research funding in 2019. Epizyme is eligible to receive a total of up to $280 million in additional payments for research, development, regulatory and commercial milestones.

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Milestone Payment Earned from GSK: In December 2018, Epizyme earned an $8 million milestone payment from its partner GlaxoSmithKline (GSK) following initiation of patient dosing in a Phase 1 clinical trial of GSK3368715, a first-in-class protein arginine methyltransferase1 (PRMT1) inhibitor discovered by Epizyme and the second program to enter the clinic under the collaboration. The company has earned an aggregate of $89 million in up-front, research and milestone payments to date, and may earn up to an additional $375 million from GSK if all remaining milestones are met.

Financial Guidance

•	Based on current operating plans, Epizyme expects its current cash runway to extend into the second quarter of 2020.

Fourth Quarter and Full Year 2018 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $240.3 million as of December 31, 2018, as compared to $276.4 million as of December 31, 2017. The decrease is primarily due to operating expenditures for the year off set by milestones received through collaborations and the company’s public offering of common stock that closed in October 2018.

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Revenue: Collaboration revenue for the fourth quarter of 2018 was $9.7 million and $21.7 million for the full year ended December 31, 2018, compared to no revenue for the fourth quarter of 2017 and $10.0 million for the full year ended December 31, 2017. The increase in annual collaboration revenue is due to the company’s collaboration with Boehringer Ingelheim, which was initiated in November 2018, and a milestone payment earned from GSK for the initiation of clinical development of a PRMT1 inhibitor discovered at Epizyme.

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R&D Expenses: Research and development (R&D) expenses were $21.8 million for the fourth quarter of 2018 and $105.8 million for the full year ended December 31, 2018, compared to $28.9 million for the fourth quarter of 2017 and $109.7 million for the full year ended December 31, 2017. The reductions in expenses are primarily due to decreases in our discovery research expenses and decreases in clinical trial expenses, offset by greater tazemetostat manufacturing costs.

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G&A Expenses: General and administrative (G&A) expenses were $12.2 million for the fourth quarter of 2018 and $44.0 million for the full year ended December 31, 2018, compared to $8.4 million for the fourth quarter of 2017 and $37.2 million for the full year ended December 31, 2017. The increase is primarily due to an rise in medical affairs and commercial costs as a result of organizational development in preparation for tazemetostat commercialization.

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Net Loss: Net loss was $22.9 million, or $0.29 per share, for the fourth quarter of 2018 and $123.6 million, or $1.72 per share, for the full year ended December 31, 2018, compared to was $36.2 million, or $0.52 per share, for the fourth quarter of 2017 and $134.3 million, or $2.18 per share, for the full year ended December 31, 2017.

Conference Call Information

Epizyme will host a conference call today, Feb. 26, at 8:30 a.m. ET. To participate in the conference call, please dial (877) 844-6886 (domestic) or (970) 315-0315 (international) and refer to conference ID 1088195. A live webcast will be available in the investor section of the company’s website at www.epizyme.com. The webcast and slides will be archived for 60 days following the call and presentation.

About Epizyme, Inc.

Epizyme, Inc. is a late-stage biopharmaceutical company committed to rewriting treatment for cancer and other serious diseases through novel epigenetic medicines. Epizyme is broadly developing its lead product candidate, tazemetostat, a first-in-class EZH2 inhibitor, with studies underway in both solid tumors and hematological malignancies, as a monotherapy and combination therapy in relapsed and front-line disease. The company also is developing a novel G9a program with its next development candidate, EZM8266, which is targeting sickle cell disease. By focusing on the genetic drivers of disease, Epizyme’s science seeks to match targeted medicines with the patients who need them. For more information, visit www.epizyme.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation of future clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; whether results from clinical studies will warrant meetings with regulatory authorities, submissions for regulatory approval or review by governmental authorities under the accelerated approval process; whether Fast Track Designation and Orphan Drug Designations will provide the benefits for which tazemetostat is eligible; expectations for regulatory approvals, including accelerated approval, to conduct trials or to market products; whether the company’s cash resources will be sufficient to fund the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of the company’s therapeutic candidates; and other factors discussed in the “Risk Factors” section of the company’s most recent Form 10-Q filed with the SEC and in the company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

EPIZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands)

	December 31, 2018	December 31, 2017
Consolidated Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$240,304	$276,439
Total assets	275,501	289,359
Current portion of deferred revenue	13,300	—
Deferred revenue, net of current portion	3,806	28,809
Total stockholders’ equity	233,009	235,371

EPIZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Collaboration revenue	$9,700	$—	$21,700	$10,000
Operating expenses:
Research and development	21,838	28,933	105,833	109,661
General and administrative	12,170	8,431	43,972	37,181

Total operating expenses	34,008	37,364	149,805	146,842

Loss from operations	(24,308)	(37,364)	(128,105)	(136,842)

Other income, net	1,420	862	4,532	2,197

Loss before income taxes	(22,888)	(36,502)	(123,573)	(134,645)
Income tax (provision) benefit	(57)	336	(57)	336

Net loss	$(22,945)	$(36,166)	$(123,630)	$(134,309)

Loss per share allocable to common stockholders:
Basic	$(0.29)	$(0.52)	$(1.72)	$(2.18)
Diluted	$(0.29)	$(0.52)	$(1.72)	$(2.18)

Weighted average shares outstanding:
Basic	78,962	69,287	71,864	61,471
Diluted	78,962	69,287	71,864	61,471

Contacts:	Investors:
Media:	Monique Allaire, THRUST Strategic Communications
Erin Graves, Epizyme, Inc.	monique@thrustsc.com
media@epizyme.com	(617) 895-9511
(617) 500-0615